                                                                            Exhibit 99.1

Jefferson Island Storage and Hub sues state of Louisiana concerning mineral lease

ERATH, La. - Sept. 6, 2006 - Jefferson Island Storage & Hub, LLC., a subsidiary of AGL Resources Inc. (NYSE: ATG), filed suit against the state of Louisiana today to maintain its lease at Lake Peigneur to complete an ongoing natural gas storage expansion project.

The suit, filed in the 19th Judicial District Court in Baton Rouge, seeks a declaratory judgment and a preliminary and permanent injunction against the state of Louisiana, which has suspended AGL Resources’ mineral lease.

“We regret having to take this to court, but we want to make it clear that we have every right under Louisiana law to proceed with our project and protect our interests,” said John W. Somerhalder II, president and chief executive officer of AGL Resources. “We still hope we can reach an acceptable agreement with the state so we can proceed with this energy project that is vital to the Louisiana and local economies.”

A study conducted by researchers at Louisiana State University at Shreveport found the project would generate millions of dollars in jobs and tax revenue for the local economies of Iberia and Vermilion parishes and the state of Louisiana. Each has suffered since hurricanes Katrina and Rita hit the state a year ago.

Jefferson Island is an intrastate natural gas storage facility that serves Louisiana production companies, pipelines, distribution companies, manufacturers, businesses and industries. The project would add two additional salt dome storage caverns under Lake Peigneur to the two caverns currently owned and operated by Jefferson Island, which have operated safely and reliably for more than a decade.

About AGL Resources

AGL Resources (NYSE: ATG), an Atlanta-based energy services holding company, serves 2.2 million customers in six states through its utility subsidiaries - Atlanta Gas Light, Elizabethtown Gas in New Jersey, Virginia Natural Gas, Florida City Gas, Chattanooga Gas, and Elkton Gas in Maryland. Ranked by Forbes as one of the 10 Best Managed Utilities and No. 250 in the Forbes Platinum 400 as well as No. 647 on the Fortune 1000 and No. 40 in the Fortune gas and electric utilities sector in 2006, AGL Resources reported revenue of $2.7 billion and net income of $193 million in 2005. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the East and Midwest. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. AGL Networks, the company's telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix. The company also owns and operates Pivotal Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance or the impact thereof, including but not limited to anticipated increases in jobs and tax revenues in Iberia and Vermilion parishes and the state of Louisiana, referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "can," "could," "estimate," "expect," "forecast," "future," "indicate," "intend," "may," "outlook," "plan," "predict," "project," "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; impact of acquisitions and divestitures; direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions and general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather upon the temperature-sensitive portions of the business; impacts of natural disasters such as hurricanes upon the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

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Media contact: Susan Meyers, Public Affairs Director
404-584-4271 office
404-783-7002 cell
smeyers@aglresources.com